FORM 4


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue. See Instructions 1(b).
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1. Name and Address of Reporting Person*
     Dobkin, Eric S.
     c/o Goldman, Sachs & Co.
     85 Broad Street
     New York, NY  10004
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2. Issuer Name and Ticker or Trading Symbol
     Associates First Capital Corporation
     AFS
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3. IRS Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Year
     05/31/1998
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship  of Reporting  Person(s) to Issuer
   (Check all applicable)
   [X] Director                                   [ ] 10% Owner
   [ ] Officer  (give  title  below)              [ ] Other  (specify below)
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7. Individual or Joint/Group  Filing (Check  Applicable  Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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
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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Direct|7.Nature of Indirect   |
                           | Transaction   |  or Disposed of (D)              |  Securities       |  (D)   |  Beneficial Ownership |
                           |        |      |                                  |  Beneficially     |   or   |                       |
                           |        |    | |                  | A/|           |  Owned at         |Indirect|                       |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |  (I)   |                       |
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
                           |        |    | |                  |   |           |                   |        |                       |
 Class A Common Stock      |        |    | |                  |   |           |  2,000            | D      |                       |
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                           |        |    | |                  |   |           |                   |        |                       |
 Class A Common Stock      |        |    | |                  |   |           |  11.32164(02)     | I      | 01,02                 |
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                           |        |    | |                  |   |           |                   |        |                       |
 Class A Common Stock      |        |    | |                  |   |           |  9,269(03)        | I      | 01,03                 |
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                           |        |    | |                  |   |           |                   |        |                       |
 Class A Common Stock(05)  |5/11/98 |X   | | 28,638           |A  |$69.859154 |                   | I      | 04                    |
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                           |        |    | |                  |   |           |                   |        |                       |
 Class A Common Stock(05)  |5/11/98 |S/K | | 28,638           |D  |$73.68619  |  -0-              | I      | 04                    |
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                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
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                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
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                           |        |    | |                  |   |           |                   |        |                       |
                           |        |    | |                  |   |           |                   |        |                       |
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Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.
*           If the Form is filed by more than one Reporting Person,
            see Instruction 4(b)(v).

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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of    |2.Con-  |3.       |4.    |5.Number of De|6.Date Exer      |7.Title and Amount |8.Price|9.Number    |10.|11.Nature of|
  Derivative  |version |  Transaction   | rivative Secu|  cisable and    |  of Underlying    |of Deri|of Deriva   |Dir|Indirect    |
  Security    |or Exer |         |      | rities Acqui |  Expiration     |  Securities       |vative |tive        |ect|Beneficial  |
              |cise    |         |      | red(A)or Dis |  Date(Month/    |                   |Secu   |Securities  |(D)|Ownership   |
              |Price of|         |      | posed of(D)  |  Day/Year)      |                   |rity   |Bene-       |or |            |
              |Deriva- |         |      |              |Date    |Expir   |                   |       |ficially    |Ind|            |
              |tive    |         |      |         | A/ |Exer-   |ation   |  Title and Number |       |Owned at    |ire|            |
              |Secu-   |         |    | |         | D  |cisa-   |Date    |  of Shares        |       |End of      |ct |            |
              |rity    |Date     |Code|V|  Amount |    |ble     |        |                   |       |Month       |(I)|            |
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
Equity Swap   |        |         |    | |         |    |        |        |            |      |       |            |   |            |
(obligation to|$69.8591|         |    | |         |    |        |        |Class A     |      |       |            |   |            |
buy)(05)      |54      | 5/11/98 |X   | | 1       |D   |5/11/98 |5/11/98 |Common Stock|28,638|       | -0-        | I | 04         |
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Stock Option  |        |         |    | |         |    |        |        |Class A     |      |       |            |   |            |
(right to buy)|$76.9375|         |    | |         |    |06      |2/12/08 |Common Stock|10,000|       | 10,000     | D |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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              |        |         |    | |         |    |        |        |            |      |       |            |   |            |
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

Explanation of Responses:

01: The Reporting Person is a managing director of Goldman, Sachs & Co. ("GS"). The Goldman Sachs Group, L.P. ("GSG") is the general partner of and owns a 99% interest in GS. The Reporting Person disclaims beneficial ownership of the securities reported herein as indirectly owned except to the extent of his pecuniary interest therein.

02: The shares of Issuer Class A Common Stock ("Common Stock") reported herein as indirectly owned were acquired in a distribution by Ford Motor Company. The distribution was exempt from Section 16 pursuant to Rule 16a-9. GS and GSG may be deemed to own beneficially and indirectly 11.32164 shares of Common Stock which are beneficially and directly owned by the Greene Street Exchange Fund, L.P. ("Greene Street"). GS is the investment manager of Greene Street. An affiliate of GS and GSG is the general partner of Greene Street. The 11.32164 shares reported herein as indirectly beneficially owned by GS and GSG represents GSG's pecuniary interest in the shares of the Issuer owned by Greene Street.

03: The shares reported herein as indirectly owned were acquired in a distribution by Ford Motor Company and may be deemed to be beneficially owned directly by GS. The distribution was exempt from Section 16 pursuant to Rule 16a-9.

04: The Reporting Person is a managing director of GS. An affiliate of GSG is the investment adviser to Goldman Sachs Global Alpha Fund, L.P. ("GS Global Alpha"), and an indirect wholly owned subsidiary of GSG is the general partner of GS Global Alpha. GS Global Alpha is the party to the equity swap reported herein. GSG and the Reporting Person each disclaim beneficial ownership with respect to the equity swap except to the extent of their pecuniary interest therein. Without admitting any legal obligation, GS will remit appropriate profits, if any, to the Company.

05: The equity swap related to a non-standardized basket of stocks. However, the following description relates solely to the effects of the Common Stock component of the basket (as if such component were a stand-alone equity swap) and disregards the effects of all other components of the basket. The 28,638 shares of Common Stock reported herein represents GSG's pecuniary interest in the shares of Common Stock included in the basket. This number of shares has been increased from the previously reported number of 19,314 to give effect to GSG's pecuniary interest in the shares of Common Stock that were deemed to have been added to the equity swap because of Ford Motor Company's spin-off of its stake in the Issuer, effective April 7, 1998 (Ford Motor Company common stock was a component of the equity swap). Under the equity swap, on May 11, 1998, GS Global Alpha became entitled to receive a cash payment from the counterparty to the equity swap in an amount equal to $109,599, which is the excess of (i) $2,110,225 (the product of (x) 28,638(the number of shares of Common Stock in the equity swap) and (y) the product (such product being the deemed sale price) of (a) $73.75995 (the market value of the Common Stock on May 6, 1998 for purposes of the equity swap) and (b) .999)over (ii) $2,000,626 (the product of $69.859154 (the "Exercise Price") multiplied by 28,638). The Exercise Price has been changed from the previously reported Exercise Price because of an adjustment necessitated by the spin-off by Ford Motor Company of its stake in the Issuer, effective April 7, 1998. The deemed exercise of the equity swap and the reported purchase of Common Stock in connection therewith are deemed exempt from Section 16(b) of the Securities Exchange Act of 1934 pursuant to Rule 16b-6(b) thereunder.

06: These options were granted without payment by the Reporting Person pursuant to the Company's Deferred Compensation Plan for Non-Employee Directors. The options are exercisable to the extent of 33 1/3% of such shares after one year from the date of grant, which was February 13, 1998, 66 2/3% after two years and in full after three years.


**SIGNATURE OF REPORTING PERSON

By:  s/ Hans L. Reich
     ------------------
     Attorney-in-fact

DATE
June 9, 1998

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

           Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to rule 101(b) (4) of Regulation S-T.